UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2019

SANGAMO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd., Richmond, California 94804

(Address of principal executive offices) (Zip Code)

(510) 970-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	SGMO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 31, 2019 (the “Effective Date”), Sung H. Lee was appointed as Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc. (the “Company”). Mr. Lee will also serve as the Company’s principal financial officer replacing Mr. Boissel, the Company’s Executive Vice President, Corporate Strategy, who had also been serving as the Company’s interim Chief Financial Officer and principal financial officer since June 2019 while the Company searched for a permanent Chief Financial Officer.

Mr. Lee, age 49, served in various roles at Gilead Sciences, Inc. since 2005 before joining the Company, most recently as Senior Vice President, Financial Planning & Analysis (“FP&A”) and Investor Relations from March 2019 to October 2019. Previously, Mr. Lee served as Vice President of FP&A and Investor Relations from September 2018 to February 2019, Vice President of Investor Relations from June 2016 to August 2018, and Senior Director, Investor Relations from 2013 to May 2016. From 2010 to 2013, Mr. Lee was the Head of Europe FP&A at Gilead and prior to that served as the Head of Research & Development FP&A from 2006-2010. Mr. Lee received a B.A. from University of California, Irvine and an M.B.T. from University of Southern California. There are no family relationships among Mr. Lee and any other executive officers or directors of the Company.

In connection with Mr. Lee’s appointment as the Executive Vice President and Chief Financial Officer, the Company and Mr. Lee entered into an Executive Employment Agreement, dated October 31, 2019 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Lee is entitled to an initial annual base salary of $435,000 per year (subject to pro-ration for partial service in 2019), a sign-on advance of $200,000 (subject to repayment under certain circumstances if Mr. Lee’s employment with the Company terminates within one year of the Effective Date), and an annual cash bonus under the Company’s Amended and Restated Incentive Compensation Plan (the “Incentive Plan”) with a target cash bonus of 40% of his annual base salary (subject to pro-ration for partial service in 2019).

The Employment Agreement also provides for the grant of a stock option to purchase 262,500 shares of the Company’s common stock with an exercise price per share equal to the closing price per share on the grant date and a restricted stock unit award (“RSU Award”) covering 43,750 shares of the Company’s common stock. Such stock option is subject to a four-year vesting schedule with 25% of the shares subject to the option vesting upon Mr. Lee’s completion of one year of service measured from the grant date and the balance of the shares vesting monthly thereafter for the next three years. Such RSU Award vests in a series of three successive equal installments upon completion of each year of service measured from the grant date. Such awards, which are subject to approval of the Company’s Board of Directors, will be granted under the Company’s 2018 Equity Incentive Plan, and Mr. Lee will be eligible for future equity awards under such plan on an annual basis. The Employment Agreement also provides that Mr. Lee is eligible to receive certain severance benefits under the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”).

The Severance Plan and the Incentive Plan are each described under the heading “Executive Compensation” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 25, 2019. The foregoing description of the Employment Agreement is only a summary and it is qualified in its entirety by the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO THERAPEUTICS, INC.

Date: November 4, 2019	By:	/s/ Alexander D. Macrae
	Name:	Alexander D. Macrae, M.B., Ch.B., Ph.D.
	Title:	President and Chief Executive Officer